Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Contineum Therapeutics, Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value $0.001 per share	Other	286,000	$4.50(2)	$1,287,000.00	0.00015310	$197.04
Total Offering Amounts					$1,287,000.00		$197.04
Total Fee Offsets(3)							—
Net Fee Due							$197.04

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant's Class A common stock, par value $0.001 per share (the “Common Stock”), that become issuable under the Inducement Awards (as defined in this Registration Statement) as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of Common Stock, as applicable.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act. The price per share and aggregate offering price are calculated on the basis of the exercise price of the shares underlying the applicable Inducement Awards.
(3)	The Registrant does not have any fee offsets.